Exhibit 10.30

Mr. Anthony Chan
Mr. Don Berryessa
American Champion Entertainment.
1694 The Alameda, Suite 100
San Jose, CA 95126


CONTRACT FOR CONSULTING SERVICES

This contract is made as of November 24, 1998 between AMERICAN CHAMPION ENTERTAINMENT, mailing address is 1694 The Alameda, Suite 100, San Jose, California, 95126, hereinafter referred to as "Client", and TRADEMARK MANAGEMENT (Joy M. Tashjian), mailing address is 4 Julianna Court, Moraga, CA 94556, hereinafter referred to as "Consultant".

1. DESCRIPTION OF WORK

Consultant agrees to provide International Agent Management, Executive Licensing Services, License development and Licensee Consulting Services to Client.

2. COMPENSATION TO CONSULTANT

Client shall pay Consultant as consideration for aforementioned services the sum of $3500.00 per month (payable to Joy M. Tashjian) for the term of one year through November 30, 1999. Both Client and Consultant may cancel this agreement provided either party give a sixty day written notice. Client will remain obligated to compensate Consultant for their full commission for any agreements initiated and executed during the term.

Any expenses related to travel, client entertainment, telephone, faxing, in accordance with services being performed in this agreement, shall be discussed with Client in advance, and payable by Client upon receipt of invoice from Consultant.

3. COMMISSION

In addition to Consultant's monthly retainer described in paragraph 2, Client agrees to compensate Consultant with a Ten Percent (10%) gross domestic commission and net international agents fees for all agreements executed. This percentage shall be paid to the Consultant throughout the term and any extensions of these licensee agreements. Payment is due to consultant fifteen days after receipt by client of the quarterly royalty reports from manufacturers and agents. Client shall provide Trademark Management with copies of the quarterly reports from licensees and agents along with a detailed statement.

Payments for consultation services are due upon receipt of the monthly billing at the beginning of each calendar month. If the Client fails to pay Consultant according to the payment schedule set forth above, Consultant may, upon five days written notice to Client, suspend performance of services under this contract. Unless Consultant receives payment in full within ten days of the date of the notice, Consultant may stop all further services without further notice. In such, Consultant shall not be liable for any canceled agreements or damages caused to Client. Unpaid balances to Consultant shall accrue interest at 18% per month.

4. ARBITRATION

Any controversy or claim arising out of, or relating to, this contract or the making, performance, or interpretation of this Contract, the amount of which exceeds the jurisdictional limits for small claims action under California law, shall be settled by arbitration.

5. MISCELLANEOUS PROVISIONS

(A) This document represents the entire and integrated agreement between Client and Consultant and supersedes all prior negotiations, representations or agreements, either in writing or oral. This contract may be amended only through written agreement by both parties.

(B) This Contract shall be governed by the laws of the State of California. This shall lie for any litigation arising out of the Contract.

(C) This Contract is binding on Client and Consultant as well as their partners, successors, and assigns. However, this contract may not be assigned by either party without prior written consent of the other party.

(D) Consultant is not responsible for any actions taken by associates, agents or manufacturers Consultant may introduce to Client and Client may engage agreements with. Consultant has provided Client with projections and objectives, these are not guaranteed by Consultant and are solely dependent on what the industry will bear.

(E) In the event the services of this agreement are terminated by Client prior to completion of the term of this agreement, Client shall be responsible to compensate Consultant for services through the term of this agreement.

(F) All documents provided to Client and Consultant are confidential and legally privileged only for the use of the individual or entity named on the document. Any dissemination, distribution or copying of these documents is strictly prohibited.

(G) If any lawsuit or arbitration is brought to enforce or interpret the provisions of this agreement, the prevailing party will be entitled to reasonable attorney's fees, in addition to any other relief to which that party may be entitled.

Client

Date:   11-25-98                /s/ Anthony K. Chan
                                    Anthony K. Chan / CEO
                                    American Champion Entertainment, Inc.


Consultant

Date:   11-25-98                /s/ Joy Tashjian
                                    Joy Tashjian / Principal
                                    Trademark Management


ADDENDUM

This will serve as an addendum to the agreement between American Champion Entertainment ("Client") and Trademark Management ("Consultant") dated November 24, 1998. All other terms and conditions will remain the same.



2. COMPENSATION

Client agrees to review Consultant compensation for an increase of the monthly retainer to $4000.00 per month after the initial ninety day period from date of execution of the aforementioned November 24, 1998 agreement.



3. COMMISSIONS

(A) Consultant shall receive a 5% gross commission rate for the Toy Island and Timeless Toys agreements.

(B) In the event either party elects to terminate the agreement the consultant is entitled to the following commission Schedule:

Full commission of 10% gross for the months 1-12 after termination of agreement for all contracts other than the Timeless Toys and Toy Island contracts which the commission is 5%.

Half commission of 5% gross for months 13-24 for all agreements other than the Timeless Toys and Toy Island agreements which the commission shall be 2.5%.




Date:   11-25-98                     /s/ Anthony K. Chan
                                         Anthony K. Chan / CEO
                                         American Champion Entertainment, Inc.



Date:   11-25-98                     /s/ Joy Tashjian
                                         Joy Tashjian / Principal
                                         Trademark Management